Exhibit 10.58

December 9, 2010

Mr. Chad Thorpe

885 Cinnabar Drive

Castle Rock, CO  80108

Dear Chad:

You are hereby notified that your employment with StarTek, Inc. (the “Company”) is hereby terminated effective as of 5:00 p.m. on December 31, 2010.  This letter also sets forth the substance of the terms of separation (the “Agreement”) which Company is offering to you to aid in your employment transition.  All terms not defined herein have the same meaning as given in your employment agreement dated March 1, 2009 and as amended on July 26, 2010.

1.     SEPARATION.  Your last day of work and employment with the Company shall be December 31, 2010 (the “Separation Date”).  By executing this Agreement, you hereby resign any and all positions held with the Company or any of its affiliates.  Any failure to execute this Agreement or any revocation of this Agreement by you shall not reinstate your employment with the Company which shall be terminated as of the date and time set forth above.

2.     ACCRUED SALARY.  On the first regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  No paid time off is accrued and unused or payable.

3.     SEVERANCE PAYMENTS.  If you timely sign, date and return this Agreement, the Company will pay you as severance: (i) the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, in the form of salary continuation for such twelve (12) month period payable on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date following the Effective Date of this Agreement as set forth in Section 14, subject to standard payroll deductions and withholdings (the “Salary Continuation”), (ii) a lump sum amount of $75,000 equal to your Annual Bonus Potential, subject to deductions and withholdings (the “Bonus Payment”), (iii) annual bonus for the year during which termination occurs, pro-rated for time and performance as judged by CEO and subject to Deductions; and (iv) any amounts that may be earned under the 2010 Sales Commission Plan between you and the Company dated March 8, 2010 (the “Commission Plan”), attached hereto as Exhibit A. ((i), (ii), and (iii) collectively, the “Severance Benefits”).

4.     HEALTH INSURANCE.  Provided that you timely elect continuation of health coverage pursuant to COBRA, for a period of twelve (12) months following the Separation Date, the Company will reimburse you a portion of the cost of your COBRA insurance premiums that is equal to, and does not exceed, the Company’s monthly contribution towards your health benefit premiums as of the Separation Date; provided, however, that the Company’s obligation to pay your COBRA premiums will cease immediately in the event you become eligible for group health insurance during the twelve (12) month period following the Separation Date, and you hereby agree to promptly notify the Company if you become eligible to be covered by group health insurance in such event.  On or after the Separation Date, you will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable laws.

5.     STOCK OPTIONS.  Pursuant to your stock option grants and the plan governing those grants (the “Plan”), vesting of your stock options will cease on your Separation Date.

6.     OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account.  In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions, other than as provided in this Agreement.

7.     EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.     RETURN OF COMPANY PROPERTY.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, pda’s, VPN access keys, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the Separation Date, you will neither use nor possess Company property.  Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.

9.     ACKNOWLEDGEMENT OF CONTINUING OBLIGATIONS.  You acknowledge and reaffirm your continuing obligations under your Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement (Exhibit A to your Employment Agreement).  By signing this Letter, (i) you acknowledge those obligations, including by way of example but not limitation, obligations to keep information confidential, not to compete with the Company, and not to solicit employees and clients of the Company, and (ii) you further acknowledge and agree that the consideration paid by the Company to you under your Employment Agreement and under this Agreement is sufficient and valid consideration to support your obligations under such documents.  A copy of your full Employment Agreement is attached hereto as Exhibit B.

10.  CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employees, consultants, or independent contractors.

11.  NON-DISPARAGEMENT.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.  NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.  RELEASE OF CLAIMS.  In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, in their individual, corporate and official capacities, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) any claims whatsoever against the Company or those released above by this Release of Claims arising before you sign this Agreement; (c) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action, employment or otherwise, including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney’s fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended, the Worker Adjustment and Retraining Notification Act, the Colorado anti-discrimination statute, any other state or local employment, discrimination, or labor code, and the Equal Pay Act, of 1963, as amended; (e) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (f) all tort claims, including, but not limited to, claims for assault, battery, invasion of privacy, fraud, defamation, emotional distress, and discharge in violation of public policy.  You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You further agree that in the event you bring a claim or charge covered by this release, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law.  Furthermore, you agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement.  If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class.

14.  REMEDY.  You agree that, if you bring any kind of legal claim against the Company that you have given up by signing this Agreement, then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Company in defending against your claim.

15.  MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

16.  EXPIRATION DATE OF OFFER.  This offer will expire at the end of the twenty-first day after you receive this Agreement unless before that time, you sign and return this Agreement to StarTek.

If this Agreement is acceptable to you, please sign below and return the original to me.  I wish you every success in your future endeavors.

Sincerely,

STARTEK, INC.

By:	/s/ Susan L. Morse
Susan L. Morse
SVP, Human Resources

I HAVE READ, UNDERSTAND AND AGREE FULLY TO WHAT IS SET FORTH IN THE FOREGOING AGREEMENT, AND I ACKNOWLEDGE MY CONTINUING OBLIGATIONS UNDER THE PROPRIETARY  INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT:

AGREED:

/s/ Chad Thorpe
Chad Thorpe

12/30/2010
Date

EXHIBIT A

2010 SVP Sales Commission Plan

EXHIBIT B

Employment Agreement, as amended